Exhibit 99.1

NETSTREIT CORP. PROVIDES UPDATE ON THIRD QUARTER BUSINESS ACTIVITIES AND ANNOUNCES DATES FOR THIRD QUARTER EARNINGS RELEASE AND CONFERENCE CALL

Dallas, TX, October 1, 2020 – NETSTREIT Corp., a nationwide owner of high-quality, single-tenant net lease properties (the “Company”), today provided an update on the Company’s third quarter business activities. The Company also announced that it will release its third quarter 2020 financial results on Thursday, October 29, 2020 after the close of trading on the New York Stock Exchange. A conference call will be held on Friday, October 30, 2020 at 10:00 AM ET.

Third Quarter Business Update

Operating Activity:

•	Prior to giving any consideration to deferral or abatement arrangements granted as a result of COVID, the Company collected 99.5% of September rent payments, bringing total third quarter rent collections to 98.0%

•	Maintained portfolio occupancy of 100% as of September 30, 2020

Portfolio Construction:

•	Completed $103 million of acquisitions at an initial cash capitalization rate of 6.5%. Acquisitions completed during the quarter had a weighted-average remaining lease term of 10.9 years, and 100% of the properties are occupied by investment grade rated tenants

•	Completed one disposition at a contractual sale price of $1.9 million, which equates to a 10.4% cash capitalization rate

•	As of September 30, 2020, the NETSTREIT portfolio was comprised of 189 leases, contributing $38.9 million of annualized base rent[1], with a weighted-average remaining lease term of 11.1 years, of which 68.0% were investment grade rated tenants and 6.4% were tenants with investment grade profiles (unrated tenants with more than $1.0 billion in annual sales and a debt to adjusted EBITDA ratio of less than 2.0x)

1 Annualized base rent, or ABR, is calculated by multiplying (i) cash rental payments (a) for the month following the period shown plus (b) for properties under development, the first full month's permanent cash rent contractually due after the development period by (ii) 12.

Balance Sheet, Financing and Dividend:

•	Completed an initial public offering (“IPO”) and, inclusive of the partial exercise of the underwriters’ over-allotment option, issued 13,936,829 shares of common stock at a price of $18.00 per share, for total net proceeds to the Company of approximately $227.3 million

•	Repaid $50 million under the Company’s line of credit, resulting in no outstanding line of credit borrowings at quarter end

•	Declared an inaugural common stock cash dividend of $0.10 per share for the third quarter of 2020, which was prorated to reflect the period of time from the Company’s initial public offering on August 13, 2020 to quarter end, representing an annualized dividend rate of $0.80 per share

•	Completed a $175 million LIBOR swap to hedge floating rate exposure on the entire balance of the Company’s Term Loan at an effective rate of 21 bps

“Our third quarter execution represents strong momentum for NETSTREIT in our first quarter as a public company. Our strong rent collections reflect the high-quality nature of our existing portfolio, and our acquisition and disposition activities further enhance those attributes by increasing our exposure to investment grade tenants, maintaining our long weighted-average remaining lease term and improving our portfolio diversification,” said Mark Manheimer, Chief Executive Officer of NETSTREIT. “In addition to our IPO, which reduced our debt and provided significant capital to fund future growth, we hedged the floating rates on our outstanding debt to reduce our interest rate risk.”

Earnings Release and Call Date and Time

The Company will release its third quarter 2020 financial results on Thursday, October 29, 2020, after the close of markets. A conference call will be held on Friday, October 30, 2020 at 10:00 AM ET. During the conference call the Company’s officers will review third quarter performance, discuss recent events, and conduct a question and answer period.

The webcast will be accessible on the “Investor Relations” section of the Company’s website at www.NETSTREIT.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time to register, as well as download and install any necessary audio software. A replay of the webcast will be available for 90 days on the Company’s website shortly after the call.

The conference call can also be accessed by dialing 1-877-451-6152 for domestic callers or 1-201-389-0879 for international callers. A dial-in replay will be available starting shortly after the call until November 6, 2020, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13711343.

About NETSTREIT

NETSTREIT is a Real Estate Investment Trust (REIT) based in Dallas, Texas that specializes in acquiring single-tenant net lease retail properties nationwide. The growing portfolio consists of high-quality properties leased to e-commerce resistant tenants with healthy balance sheets. Led by a management team of seasoned commercial real estate executives, NETSTREIT aims to create the highest quality net lease retail portfolio in the country with the goal of generating consistent cash flows and dividends for its investors.

Investor Relations

ir@netstreit.com

972-597-4825

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